Exhibit 5.1

August 18, 2005

Plantronics, Inc.
345 Encinal Street
Santa Cruz, CA 95060

RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 18, 2005 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 145,000 shares of your Common Stock, par value $0.001 per share, under an individual restricted stock purchase agreement and individual non-statutory stock option agreements in the form specified in the Registration Statement. Such shares of your Common Stock are referred to herein as the "Shares" and such agreements are referred to herein as the "Agreements". As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Agreements.

It is our opinion that, when issued and sold in compliance with the prospectus delivery requirements and pursuant to the Agreements, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati